CONSENT BY LEGAL AND TAX COUNSEL

The Scott Law Firm, Ltd. (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the members expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by TriView Global Fund, LLC, in connection with a proposed offering of membership interests (the "Units") to the public as described in said Registration Statement.

/s/ William S. Scott
William S. Scott
Illinois Attorney Registration #2534088

The Scott Law Firm, Ltd.
201 West Lake Street, Suite 243
Chicago, IL 60606
(312) 957-5553

Dated:  June 29, 2011

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